UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

BETTER HOME & FINANCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a preliminary consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission (the “SEC”) to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of the directors (the “Board”) of Better Home & Finance Holding Company, a Delaware corporation (“Better Home,” “BETR” or the “Company”).

Item 1: On August 25, 2026, the Garg Group issued the following press release after the close of business:

Better Founder Vishal Garg Files Court Response, Citing Board Contradictions and Shareholder Value Losses

Court filing points to bonus approval, abrupt termination,

and post-firing $15M+ return offer while outlining a plan to return to profitability

NEW YORK, Aug. 25, 2026 (GLOBE NEWSWIRE) -- Vishal Garg, founder and former CEO of Better Home & Finance Holding Company, today filed an opposition, through counsel Alex Spiro of Quinn Emanuel Urquhart & Sullivan LLP, to Better’s request for immediate injunctive relief in connection with a federal lawsuit seeking to halt his shareholder consent solicitation. The filing argues that Better’s claims in the lawsuit are without merit, and that the suit is merely part of a plan orchestrated by Lewis to entrench himself and the current Board members in office. The filing asserts that shareholders should be allowed to decide whether to remove five members of the Board.

Garg’s filing points to a sequence of Board actions he says conflicts with Better’s stated rationale for his removal: the Company’s public filings describe Garg as “critical to our operations”; shareholders re-elected him to the Board with 99.53% support in June; the Board terminated him during the trading day on August 3; and, three days later, offered him a Vice Chairman and advisor role that included $750,000 annually in cash and 875,000 shares, valued at more than $15 million at the time of the proposal.   The filing states that Better’s stock fell 41.6% the trading day after Garg’s removal and had declined by nearly 60% as of August 21.

On August 25, 2026, Garg filed suit against Better, Lewis, and the Board members who adopted the poison pill in the Delaware Court of Chancery, seeking to invalidate the poison pill on the ground that the Board breached its fiduciary duties by adopting it for pretextual reasons designed to thwart shareholders’ voting rights.

Garg argues that the Board’s lawsuit and subsequent shareholder-rights plan should not delay stockholders’ ability to exercise their rights and consider his consent solicitation. Garg remains committed to returning the Company to profitability.

About Vishal Garg

Vishal Garg is the Founder, Board Member & former CEO of Better.com, the leading AI mortgage platform. Under Vishal’s leadership, Better.com has provided over $100 BN in home financing and provided over $35BN in cumulative coverage through Better Cover and Better Settlement Services, the insurance divisions of Better.com. Better.com has raised over $1.75 Bln in equity capital and is backed by SoftBank, L Catterton, Kleiner Perkins, Goldman Sachs, Ally Bank, American Express, Citi, IA Ventures and other investors.

Prior to founding Better.com, Vishal was the Founder of 1/0 Capital, an early-stage investment firm focused on investments in fintech, data science and consumer products companies. Notable seed stage investments include Paribus, Ramp, Trumid, Creditas, Climb Credit, Notable, among many others.

Vishal previously co-founded MyRichUncle.com, the first online student lender, which he started in 1999 with $30,000 at the age of 21 and built into the fourth largest publicly traded private student loan company in the US. Prior to MyRichUncle, Vishal was an investment banking analyst at Morgan Stanley & Co.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Vishal Garg (“Mr. Garg”) and the other participants named herein (collectively, the “Garg Group”) have filed a preliminary consent statement and accompanying GREEN consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of directors of Better Home & Finance Holding Company, a Delaware corporation (the “Company”).

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT STATEMENT AND OTHER CONSENT MATERIALS, INCLUDING A GREEN CONSENT CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS CONSENT SOLICITATION WILL PROVIDE COPIES OF THE CONSENT STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ CONSENT SOLICITOR.

The participants in the consent solicitation are expected to be Mr. Garg, 1/0 Real Estate, LLC, 1/10 Holdco, LLC and The 718 4Ever Trust I.

As of the date hereof, 1/0 Real Estate, LLC directly beneficially owns 130,455 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), each share of which may be converted into the same number of shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”). As of the date hereof, 1/0 Holdco, LLC, as the sole member of 1/0 Real Estate LLC, may be deemed to beneficially own the 130,455 shares of Class B Common Stock directly beneficially owned by 1/0 Real Estate, LLC. As of the date hereof, The 718 4Ever Trust I directly beneficially owns 465,517 shares of Class B Common Stock, which may be converted into the same number of shares of Class A Common Stock. As of the date hereof, Mr. Garg beneficially owns (i) 118,260 shares of Class A Common Stock, (ii) 387,137 currently exercisable options to purchase shares of Class B Common Stock, and (iii) 1,523,827 shares of Class B Common Stock, which may be converted into the same number of shares of Class A Common Stock.

Item 2: On August 24, 2026, the Company filed an Amended Complaint in the United States District Court for the Southern District of New York (the “Amended Complaint”). A copy of the Amended Complaint is attached hereto as Exhibit 1.